Exhibit 99.1

May 4, 2023

RAVE Restaurant Group, Inc. Reports Third Quarter Results

Dallas, Texas – RAVE Restaurant Group, Inc. (NASDAQ: RAVE) today reported financial results for the third quarter of fiscal 2023 ended March 26, 2023.

Third Quarter Highlights:

•	Total revenue increased by $0.4 million to $3.0 million for the third quarter of fiscal 2023 compared to the same period of the prior year.

•	Adjusted EBITDA remained stable at $0.6 million for the third quarters of both fiscal 2023 and fiscal 2022.

•	Pizza Inn domestic comparable store retail sales increased 15.6% in the third quarter of fiscal 2023 compared to the same period of the prior year.

•	Pie Five domestic comparable store retail sales increased 8.1% in the third quarter of fiscal 2023 compared to the same period of the prior year.

•	The Company recorded net income of $0.3 million for the third quarter of fiscal 2023 compared to net income of $0.5 million for the same period of the prior year.

•	Income before taxes decreased by $0.1 million to $0.4 million for the third quarter of fiscal 2023 compared to the same period of the prior year.

•	On a fully diluted basis, net income decreased by $0.01 to $0.02 per share for the third quarter of fiscal 2023 compared to the same period of the prior year.

•	Cash and cash equivalents were $3.9 million at March 26, 2023.

•	Pizza Inn domestic unit count finished at 122.

•	Pizza Inn international unit count finished at 33.

•	Pie Five domestic unit count finished at 30.

“Our third quarter results mark 12 consecutive quarters of profitability for RAVE driven by strong top line, strategic investing in the future of our business, and strong cost controls,” said Brandon Solano, Chief Executive Officer of RAVE Restaurant Group, Inc. “Our third quarter showed continued strong same store sales growth at both Pizza Inn and Pie Five, EBITDA stability as well as strong operating cash performance.”

“We continue to make investment decisions with a goal of driving long-term performance and competitiveness,” Solano said.  “We continue to innovate and invest in key initiatives we believe will provide returns long after our initial investments.  While our Q3 same store and total sales were remarkably strong, Q3 pre-tax profit was below year ago as we invested in our new image prototype including preparation for our first reimages of existing franchise buffets, construction of new Pizza Inn Buffets, technology and the install of Revel point-of-sale, and in strategic positions and travel to support these initiatives.”

“In fiscal 2022 we delivered the first Pizza Inn buffet unit count growth in 24 years. In Q3 we did not open any buffets but closed zero buffets leaving us net positive in buffet store count year to date. We continue to focus on building our strong pipeline of new buffet stores, including our first new-image Pizza Inn currently under construction and slated to open in May in Asheboro, NC. We are also poised to begin scale reimage efforts at Pizza Inn buffets in the coming months, providing customers with an enhanced Pizza Inn experience across our footprint.”

Solano continued, “The restaurant industry continues to abandon dine-in, leaving us an opportunity to win with our differentiated strategy, focusing on the value and variety of Pizza Inn’s buffet while opportunistically capturing delivery and carry-out. We are also targeting geographies where successful Pizza Inn buffets once stood, opening stores to adoring fans who are excited to welcome back Pizza Inn, validating our belief in the strong “latent brand equity” of Pizza Inn.”

“The most significant Pie Five menu and operations changes in our history have been rolled out to all traditional stores and we are seeing strong consumer and franchisee acceptance and an improvement in same store sales consistent with our testing. These menu changes included the elimination of large pizzas, reinforcing our position as an individual pizza brand where everyone gets what they want with no compromises. In February we rolled out an initiative to capture the family or group occasion lost with the elimination of large pizzas, called the Pie Five “Free 4th All” delivering a 4th pizza free when consumers buy 3 pizzas. The Free 4th All roll out results have been positive, driving significant ticket and value for consumers, consistent with our testing.”

“I’m proud of our results and the inspired efforts of our team members and franchisees. They are a gritty, resilient bunch and I feel great about our future.”

Clint Fendley, Chief Financial Officer of RAVE Restaurant Group, Inc. further elaborated, "We are pleased to report our 12th consecutive quarter of profitability and another solid quarter of same store sales for both of our segments.  During fiscal 2023 and continuing throughout the third quarter, we have strategically invested in additional team members, critical technologies and an enhanced store experience as we prepare for new Pizza Inn buffet openings which are expected during our upcoming fourth quarter.

These investments have negatively impacted our third quarter net income, however, it should be noted that the primary driver of our third quarter net income decline was an increase in our income tax expense of $112 thousand.  This increase is the result of the full recognition of our deferred tax asset which occurred during the fourth quarter of 2022 as a result of Rave’s improved long-term growth and earnings prospects. The primary driver of the increase in income tax expense for the third quarter was for federal taxes, which represents a non-cash expense for the Company.

 As we look forward to the fourth quarter, we are excited to open our new Pizza Inn buffets and share an enhanced dining experience with our customers.”

Non-GAAP Financial Measures

The Company’s financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). However, the Company also presents and discusses certain non-GAAP financial measures that it believes are useful to investors as measures of operating performance. Management may also use such non-GAAP financial measures in evaluating the effectiveness of business strategies and for planning and budgeting purposes. However, these non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles.

The Company considers EBITDA and Adjusted EBITDA to be important supplemental measures of operating performance that are commonly used by securities analysts, investors and other parties interested in our industry. The Company believes that EBITDA is helpful to investors in evaluating its results of operations without the impact of expenses affected by financing methods, accounting methods and the tax environment. The Company believes that Adjusted EBITDA provides additional useful information to investors by excluding non-operational or non-recurring expenses to provide a measure of operating performance that is more comparable from period to period. Management also uses these non-GAAP financial measures for evaluating operating performance, assessing the effectiveness of business strategies, projecting future capital needs, budgeting and other planning purposes.

“EBITDA” represents earnings before interest, taxes, depreciation and amortization. “Adjusted EBITDA” represents earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, severance, gain/loss on sale of assets, costs related to impairment and other lease charges, franchise default and closed store revenue/expense, and closed and non-operating store costs. A reconciliation of these non-GAAP financial measures to net income is included with the accompanying financial statements.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc. Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.

About RAVE Restaurant Group, Inc.
Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] has inspired restaurant innovation and countless customer smiles with its trailblazing pizza concepts. The Company owns, franchises, licenses and supplies Pie Five and Pizza Inn restaurants operating domestically and internationally. The Pizza Inn experience is unlike your typical buffet. Since 1958, Pizza Inn's house-made dough, house-shredded 100% whole milk mozzarella cheese, fresh ingredients and house-made signature sauce combined with friendly service solidified the brand to become America's favorite hometown pizza place. This, in addition to its small-town vibe, are the hallmarks of Pizza Inn restaurants. In 2011, RAVE introduced Pie Five Pizza, pioneering a fast-casual pizza brand that transformed the classic pizzeria into a concept offering personalization, sophisticated ingredients and speed. Pie Five's craft pizzas are baked fresh daily and feature house-made ingredients, creative recipes and craveable crust creations. For more information, visit www.raverg.com, and follow on Instagram @pizzainn and @piefivepizza.

Contact:
Investor Relations
RAVE Restaurant Group, Inc.
469-384-5000

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 26, 2023	March 27, 2022	March 26, 2023	March 27, 2022
REVENUES:	$2,970	$2,620	$8,841	$7,869

COSTS AND EXPENSES:
Cost of sales	—	1	—	1
General and administrative expenses	1,486	1,357	4,282	3,940
Franchise expenses	964	705	3,033	2,475
Impairment of long-lived assets and other lease charges	—	—	5	—
Bad debt expense	28	1	37	9
Interest expense	—	14	1	61
Depreciation and amortization expense	54	46	158	138
Total costs and expenses	2,532	2,124	7,516	6,624

INCOME BEFORE TAXES	438	496	1,325	1,245
Income tax expense	(115)	(3)	(347)	(10)
NET INCOME	$323	$493	$978	$1,235

INCOME PER SHARE OF COMMON STOCK - BASIC:	$0.02	$0.03	$0.06	$0.07

INCOME PER SHARE OF COMMON STOCK - DILUTED:	$0.02	$0.03	$0.06	$0.07

Weighted average common shares outstanding - basic	14,154	18,005	15,712	18,005

Weighted average common and potential dilutive common shares outstanding	14,154	18,452	15,712	18,686

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

(Unaudited)

	March 26, 2023	June 26, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,867	$7,723
Accounts receivable, less allowance for bad debts of $59 and $27, respectively	1,492	1,981
Notes receivable, current	165	172
Property held for sale	19	—
Deferred contract charges, current	32	36
Prepaid expenses and other current assets	181	146
Total current assets	5,756	10,058

LONG-TERM ASSETS
Property, plant and equipment, net	283	365
Operating lease right of use asset, net	1,337	1,664
Intangible assets definite-lived, net	302	232
Notes receivable, net of current portion	96	201
Deferred tax asset, net	5,500	5,772
Deferred contract charges, net of current portion	216	224
Total assets	$13,490	$18,516

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$465	$669
Accrued expenses	747	1,082
Other current liabilities	1	81
Operating lease liability, current	481	490
Short term loan	—	30
Deferred revenues, current	342	538
Total current liabilities	2,036	2,890

LONG-TERM LIABILITIES
Operating lease liability, net of current portion	1,066	1,421
Deferred revenues, net of current portion	718	793
Total liabilities	3,820	5,104

COMMITMENTS AND CONTINGENCIES (SEE NOTE D)

SHAREHOLDERS' EQUITY
Common stock, $0.01 par value; authorized 26,000,000 shares; issued 25,090,058 and 25,090,058 shares, respectively; outstanding 14,154,453 and 17,511,430 shares, respectively	251	251
Additional paid-in capital	37,643	37,384
Retained earnings	1,804	826
Treasury stock at cost
Shares in treasury: 10,935,605 and 7,578,628 respectively	(30,028)	(25,049)
Total shareholders' equity	9,670	13,412

Total liabilities and shareholders' equity	$13,490	$18,516

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	March 26, 2023	March 27, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$978	$1,235
Adjustments to reconcile net income to cash provided by operating activities:
Impairment of long-lived assets and other lease charges	5	—
Stock-based compensation expense	259	127
Depreciation and amortization	105	105
Amortization of operating right of use assets	327	314
Amortization of intangible assets definite-lived	53	33
Amortization of debt issue costs	—	21
Allowance for bad debts	37	9
Deferred income tax	272	—
Changes in operating assets and liabilities:
Accounts receivable	452	(273)
Notes receivable	22	28
Deferred contract charges	12	(17)
Prepaid expenses and other	(35)	65
Accounts payable - trade	(204)	(29)
Accrued expenses	(415)	(175)
Operating lease liability	(364)	(347)
Deferred revenues	(271)	(571)
Cash provided by operating activities	1,233	525

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments received on notes receivable	90	240
Proceeds from sale of assets	5	—
Purchase of intangible assets definite-lived	(123)	(46)
Purchase of property, plant and equipment	(52)	(25)
Cash (used in)/provided by investing activities	(80)	169

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(4,979)	—
Payment of convertible notes	—	(1,597)
Payments on short term loan	(30)	(190)
Cash (used in) financing activities	(5,009)	(1,787)

Net (decrease) in cash and cash equivalents	(3,856)	(1,093)
Cash and cash equivalents, beginning of period	7,723	8,330
Cash and cash equivalents, end of period	$3,867	$7,237
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
CASH PAID FOR:
Income taxes	$90	$8

RAVE RESTAURANT GROUP, INC.
ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 26, 2023	March 27, 2022	March 26, 2023	March 27, 2022
Net income	$323	$493	$978	$1,235
Interest expense	—	14	1	61
Income taxes	115	3	347	10
Depreciation and amortization	54	46	158	138
EBITDA	$492	$556	$1,484	$1,444
Stock-based compensation expense	86	42	259	127
Severance	—	—	—	33
Impairment of long-lived assets and other lease charges	—	—	5	—
Franchisee default and closed store revenue	(10)	(9)	(23)	(21)
Closed and non-operating store costs	—	1	—	3
Adjusted EBITDA	$568	$590	$1,725	$1,586